UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of preferred share purchase rights of Walter Investment Management Corp. (the “Company”), which were previously registered under the Securities Exchange Act of 1934, as amended, pursuant to the Company’s Form 8-A filed on June 29, 2015, as amended by Amendment No. 1 to the Company’s Form 8-A filed on June 28, 2016 (together, the “Original Registration Statement”), by supplementing Items 1 and 2 with the following.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Original Registration Statement is hereby amended by incorporating by reference into this Form 8-A/A the content of Item 1.01 of the Current Report on Form 8-K of the Company filed on November 15, 2016. Such Form 8-K describes the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016 (the “Amended Rights Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”) that amends and restates that certain Rights Agreement, dated as of June 29, 2015, as amended by Amendment No. 1, dated as of November 16, 2015, Amendment No. 2, dated as of November 22, 2015 and Amendment No. 3, dated as of June 28, 2016, each between the Company and the Rights Agent, described in the Original Registration Statement. A copy of the Amended Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Articles Supplementary as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibit 4.1 of Walter Investment Management Corp.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP

Date: November 15, 2016	By:	/s/ Jonathan F. Pedersen
Jonathan F. Pedersen
Chief Legal Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Articles Supplementary as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibit 4.1 of Walter Investment Management Corp.’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).